Exhibit 99.1
Oct 21, 2013

Fellow Shareholders,

We are very pleased to have over 40 million members, up from less than 30 million just one year ago.

The Netflix original series Orange is the New Black is a critical and popular success, and our earlier series House of Cards is the first Internet TV series to win a Primetime Emmy Award. We launched our 41st country and the Dutch seem to like Netflix.

Our summary results and Q4 guidance midpoints are below:

(in millions except per share data)	Q3 '12	Q4 '12	Q1 '13	Q2 '13	Q3 '13	Q4 '13 Guidance Midpoint
Domestic:
Net Additions	1.16	2.05	2.03	0.63	1.29	2.01
Total Members	25.10	27.15	29.17	29.81	31.09	33.10
Paid Members	23.80	25.47	27.91	28.62	29.93	31.45
Revenue	$556	$589	$639	$671	$701	$736
Contribution Profit	$96	$113	$131	$151	$166	$171
Contribution Margin	17.2%	19.2%	20.6%	22.5%	23.7%	23.2%

International:
Net Additions	0.69	1.81	1.02	0.61	1.44	1.31
Total Members	4.31	6.12	7.14	7.75	9.19	10.50
Paid Members	3.69	4.89	6.33	7.01	8.08	9.40
Revenue	$78	$101	$142	$166	$183	$217
Contribution Profit (Loss)	$(92)	$(105)	$(77)	$(66)	$74	$(65)
Contribution Margin	-118.8%	-103.2%	-54.2%	-39.7%	-40.6%	-30.0%

Total (including DVD):
Revenue	$905	$945	$1,024	$1,069	$1,106
Operating Income	$16	$20	$32	$57	$57
Net Income	$8	$8	$3	$29	$32	$37
EPS	$0.13	$0.13	$0.05	$0.49	$0.52	$0.60

Free Cash Flow	$(20)	$(51)	$(42)	$13	$7
Shares (FD)	58.7	59.1	60.1	60.6	61.0

1

Domestic
Domestic net additions of 1.3 million were 11% higher than prior year Q3 due to the growing strength of our content offering, aided by the great press coverage and social buzz generated by Orange is the New Black and our Emmy nominations, and the softer comp in Q3 2012 from the impact of the summer Olympics. We expect Q4 net additions to be approximately equal to Q4 of the prior year and to expand our contribution margin about 400 basis points year over year to about 23%, assuming the midpoint of our guidance. This means that sequentially our target contribution margin is slightly down Q3 to Q4. As a reminder, we shifted our contribution margin target a few months ago from “100 basis points of quarterly sequential improvement” to “400 basis points Q over prior year Q” so we are right on target with our articulated margin growth strategy. Our $7.99 price is working very well for us for both membership growth and contribution margin growth.

While our original series get most of the headlines, a bigger percentage of overall Netflix viewing is generated by our exclusive complete season-after series. During the quarter, we launched new seasons of The New Girl, The Walking Dead, Scandal, Breaking Bad, Revolution and Pretty Little Liars. We also announced that Netflix will be the exclusive home to high quality first-run Pay1 films from The Weinstein Company beginning in 2016. Our kids offering was strengthened during the quarter by adding top rated and award winning Scholastic TV shows, Goosebumps and The Magic School Bus. We also announced an expanded list of PBS shows including Super Why!, Wild Kratts, Caillou and Arthur, as well as all seasons of the critically-acclaimed mystery The Bletchley Circle.

International
International net additions were way up from the prior year at 1.4 million new members, driven by our expansion to the Nordics and the Netherlands since last Q3, as well as growth in our existing markets from our steadily improving service, content and marketing. In addition, there was a surge in low quality free trials in September in Latin America that temporarily boosted the total member number. The paid net adds remain a reliable indicator of progress.

Our Q3 international contribution loss was $74 million, as we saw flat to slight sequential improvements in contribution profits in all international markets during the quarter, offset by the Netherlands launch expense.

In Q4, assuming the midpoint of our guidance, we expect continued momentum to result in about 1.3 million net additions, to end 2013 with 10.5 million international members. This compares to 1.8 million net additions in Q4 a year ago, which was our Nordics launch quarter. In all our other markets (Canada, Latin America, UK/IE, Netherlands), we expect net additions to be steady or up on a Q4 over Q4 basis.

Sequentially, we expect international total member net adds in Q4 to be flat to down (1.4 million in Q3 to 1.3 million) as we work through the low-quality Latin America free trials from Q3, but paid net adds in Q4 are forecasted to rise (1.1 million in Q3 to 1.3 million).

For Q4, we expect our contribution losses to improve to $65 million, assuming the midpoint of our guidance.

We plan to launch in new markets next year, executing on the strategy outlined in our long term view letter. Our success this year in increasing international net additions to nearly the level of our domestic net additions shows substantial momentum and confirms our belief there is a big international opportunity for Netflix.

2

Original Content
An excellent summary of our early progress in original content is this two-minute video1.

Over the next few years we aspire to support creation of some of the most compelling and remarkable content ever produced. Coupled with the flexibility of our Internet viewing and power of our personal recommendations we will keep changing television for the better.

Orange is the New Black has been a tremendous success for us. It will end the year as our most watched original series ever and, as with each of our other previously launched originals, enjoys an audience comparable with successful shows on cable and broadcast TV. We have seen sustained social media buzz in the months after its debut and it is also one of the most critically well received TV shows of 2013. Orange is the New Black was not eligible for the Emmys in 2013, but Season 1 will be eligible next year and we believe the audience for Season 2 will grow substantially.

Speaking of Emmys, we were thrilled to be a part of TV history in the quarter by winning 3 Emmy awards (3 of our original series received 14 total nominations). David Fincher’s win for Outstanding Director in a Drama Series made House of Cards the first TV series to win a major primetime Emmy without ever airing on a broadcast network or cable channel. We were delighted for David as well as Laray Mayfield and Julie Schubert who won for Outstanding Casting in a Drama Series and Eigil Bryld who picked up an Emmy for Outstanding Cinematography for a Single Camera Series.
In addition to Orange is the New Black, during Q3, we launched the new Ricky Gervais series Derek and broadened our original content offering with the acquisition of high profile stand up comedy specials from Russell Peters and Aziz Ansari, premiering exclusively on Netflix in October and November, respectively. We also rolled out a second set of episodes of Mako Mermaids, our original series directed at the teen audience, and will soon expand into original documentaries, a category that does well on the Netflix service.
This quarter we will premiere our inaugural second season of a Netflix original series with the return of Lilyhammer starring Steven Van Zandt. We will also be launching our first animated original series with Dreamworks Animation, Turbo F.A.S.T.
In 2014, we expect to double our investment in original content (though still representing less than 10% of our overall global content expense). Coming to Netflix next year will be second seasons of House of Cards, Orange is the New Black, Derek and Hemlock Grove as well as the just announced project from Todd and Glenn Kessler and Daniel Zelman, the Emmy and Golden Globe nominated creators of Damages. We’ll also roll out a number of new animated series from DreamWorks Animation. Expect more news on additional new original projects in the months to come.
When we started with original content we didn’t have specific data about viewing patterns over time for content that premieres on Netflix. We decided to use straight line amortization based on our experience with TV series from other networks. Now we have more specific viewing data for original content which shows more viewing in the early months of a show’s debut, so we are accelerating the amortization of such content commensurately. We’ll continue to monitor the viewing patterns and adjust the amortization schedule as appropriate.

____________________
1 http://www.youtube.com/watch?v=_kOvUuMowVs

3

Marketing
Our global marketing campaigns promote compelling content, unique product features and the joy of the Netflix experience. These messages are adapted market by market to form deeper brand connections with our customers wherever they live.

Q3 saw the launch of our Netherlands ‘All You Can Watch’ campaign and new advertising in the Nordic2 countries and Brazil3, all of which communicate our brand proposition nuanced for local tastes.

We continue to feature our content in advertising. Our goal is to shape customer perceptions of our catalog through an always-on layer of content marketing targeted at specific demographic groups. Last month we launched “TV Too”4 in which we are promoting the wealth of TV series on Netflix, taking advantage of the tremendous influx of new seasons coming into the service with the message ‘Discover, Relive, Start from the Beginning’.

With regard to online advertising, we continue to improve our global efficiency and targeting with investments in programmatic and online video advertising. Our aim is to target consumers with the right message at the right stage of their consumer journey in both direct response and brand messages.

Product
During Q3, we launched profiles, offering individual personalization for each member of a household and “My List” to help all members save titles to watch later in a more organized and adaptive manner than our prior Instant Queue, which was available only to U.S. members. Both of these features help members find and engage with films and TV series matched to their individual tastes.

The growth of smart TVs and Internet TV devices, such as AppleTV, Roku, and Chromecast, are increasing the availability of TV streaming platforms. Tablets and phones also are rapidly growing as Netflix viewing platforms.

We launched with Virgin Media, the UK’s leading cable company, a world first: Netflix on a major cable set-top box. It is rolling out over this quarter to Virgin Media’s subscribers. The integration of search and suggestions between broadband and cable is great for customers, and we want this superior experience to help Virgin Media gain market share in the UK.

Cable operators like Virgin Media believe that by enabling their subscribers to do more with their cable set-top and remote, they can increase satisfaction, relative to their subscribers using a separate Internet set-top box or smart TV to enjoy Netflix. We are open to more of these integrations with cable set-tops around the world, but given the fragmented technology footprints, we think it will be many years before cable set-top boxes match Internet set-top boxes for Netflix streaming volume. As a general rule, we’re happy to support devices from other video providers as long as we get application placement commensurate with our popularity.

____________________
2 http://www.youtube.com/watch?v=QF7o62RwZYM
3 http://www.youtube.com/watch?v=eq3YaVvYpF0&feature=youtu.be
4 http://www.youtube.com/watch?v=iwrK1Mqao34

4

DVD
The huge selection we offer on DVD, including all the HBO and other Pay TV series, continues to be a source of satisfaction for 7.15 million domestic households, and we generated $107 million of contribution profit, as expected. With the USPS rate announcement in September, we anticipate a postal rate increase in January of 3 cents each way or $3-4 million per quarter of additional expense in 2014.

Profitability
We were pleased with our global profitability for Q3. We delivered on our targets despite the faster amortization of original content, which pulled forward into Q3 about $27 million in expense from future quarters, due to more members and revenue than expected and by adjusting spending in Q3 on other items. The effect of the faster amortization of original content is small enough that we are not changing our domestic contribution margin targets (400 basis points Q over prior year Q) or our global profitability targets (stay profitable despite international investments).

Stock Volatility
In calendar year 2003 we were the highest performing stock on Nasdaq. We had solid results compounded by momentum-investor-fueled euphoria. Some of the euphoria today feels like 2003.

Despite the huge swings in our stock price since our 2002 IPO ($8 to $3 to $39 to $8 to $300 to $55 to $330), we’ve continued to grow our membership every year fairly steadily. We do our best to ignore the volatility in our stock. The progress we’ve made over the last 10 years is stunning. We want to make the next 10 years even more remarkable.

5

Business Outlook
We have also updated our long term view letter5.

(in millions except per share data)	Q4 2013 Guidance
Domestic Streaming:
Total members	32.7 to 33.5
Paid members	31.1 to 31.8
Revenue	$731 to $741
Contribution Profit	$165 to $177

International Streaming:
Total members	10.1 to 10.9
Paid members	9.1 to 9.7
Revenue	$210 to $224
Contribution Profit (Loss)	($73 ) to ($57)

Domestic DVD:
Contribution Profit	$96 to $110

Consolidated Global:
Net Income	$29 to $45
EPS	$0.47 to $0.73

Summary

We have done well but we have a long way to go to match HBO’s 114 million6 global member count or their well-deserved Emmy award leadership. Title by title, device by device, member by member, award by award, country by country, we are making progress.

____________________
5 http://ir.netflix.com/long-term-view.cfm
6 http://www.timewarner.com/our-content/home-box-office/

6

Sincerely,

Reed Hastings, CEO	David Wells, CFO

Third Quarter 2013 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview at 2 p.m. Pacific Time at youtube.com/netflixir. The interview will be conducted by Rich Greenfield, BTIG Research and Doug Anmuth, JP Morgan. Questions that investors would like to see asked should be sent to rgreenfield@btig.com or douglas.anmuth@jpmorgan.com.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding meeting domestic contribution margin targets; international contribution losses; expansion into new geographic markets and the impact of international expansion; investments in content, particularly original content, including second seasons of original content and new categories of original content; business outlook for our DVD segment, including contribution profit and the impact of a USPS rate increase; the rate and impact of integration on cable set-top boxes; member growth domestically and internationally, including total and paid; revenue and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the fourth quarter of 2013. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2013. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012 (1)	September 30, 2013	September 30, 2012 (1)
Revenues	$1,105,999	$1,069,372	$905,089	$3,199,332	$2,664,043
Cost of revenues	791,019	753,525	662,638	2,271,407	1,929,999
Marketing	116,109	121,760	108,448	367,044	352,340
Technology and development	95,540	93,126	82,521	280,641	246,869
General and administrative	46,211	43,844	35,347	134,181	104,481
Operating income	57,120	57,117	16,135	146,059	30,354
Other income (expense):
Interest expense	(7,436)	(7,528)	(4,990)	(21,704)	(14,970)
Interest and other income (expense)	(193)	(2,940)	801	(2,156)	192
Loss on extinguishment of debt	—	—	—	(25,129)	—
Income before income taxes	49,491	46,649	11,946	97,070	15,576
Provision for income taxes	17,669	17,178	4,271	33,088	6,321
Net income	$31,822	$29,471	$7,675	$63,982	$9,255
Earnings per share:
Basic	$0.54	$0.51	$0.14	$1.11	$0.17
Diluted	$0.52	$0.49	$0.13	$1.06	$0.16
Weighted average common shares outstanding:
Basic	59,108	58,192	55,541	57,769	55,508
Diluted	60,990	60,590	58,729	60,578	58,829

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$439,056	$290,291
Short-term investments	695,931	457,787
Current content library, net	1,577,514	1,368,162
Prepaid content	30,522	59,929
Other current assets	106,255	64,622
Total current assets	2,849,278	2,240,791
Non-current content library, net	1,808,387	1,506,008
Property and equipment, net	127,263	131,681
Other non-current assets	116,397	89,410
Total assets	$4,901,325	$3,967,890
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,591,981	$1,366,847
Accounts payable	100,899	86,468
Accrued expenses	46,433	53,139
Deferred revenue	195,823	169,472
Total current liabilities	1,935,136	1,675,926
Non-current content liabilities	1,179,055	1,076,622
Long-term debt	500,000	200,000
Long-term debt due to related party	—	200,000
Other non-current liabilities	82,764	70,669
Total liabilities	3,696,955	3,223,217
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at September 30, 2013 and December 31, 2012; 59,257,798 and 55,587,167 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	59	56
Additional paid-in capital	698,677	301,616
Accumulated other comprehensive income	1,570	2,919
Retained earnings	504,064	440,082
Total stockholders' equity	1,204,370	744,673
Total liabilities and stockholders' equity	$4,901,325	$3,967,890

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income	$31,822	$29,471	$7,675	$63,982	$9,255
Adjustments to reconcile net income to net cash provided by (used in)operating activities:
Additions to streaming content library	(878,314)	(593,454)	(744,714)	(2,063,709)	(1,883,859)
Change in streaming content liabilities	310,191	7,284	274,196	327,175	631,802
Amortization of streaming content library	553,394	510,250	410,947	1,549,384	1,126,680
Amortization of DVD content library	17,546	17,709	13,132	53,492	49,482
Depreciation and amortization of property, equipment and intangibles	11,452	12,026	11,128	35,529	33,506
Stock-based compensation expense	18,477	17,955	18,472	54,178	56,254
Excess tax benefits from stock-based compensation	(20,492)	(20,368)	(111)	(52,475)	(4,173)
Other non-cash items	1,994	1,188	(2,078)	4,932	(5,176)
Deferred taxes	(2,424)	(2,040)	(15,606)	(11,212)	(26,449)
Loss on extinguishment of debt	—	—	—	25,129	—
Changes in operating assets and liabilities:
Prepaid content	1,542	25,190	15,358	29,407	22,855
Other current assets	8,378	8,572	(3,476)	8,548	188
Accounts payable	(5,877)	(5,138)	(9,727)	6,004	(11,167)
Accrued expenses	(11,451)	10,494	15,294	(5,089)	23,931
Deferred revenue	9,252	7,693	2,356	26,351	6,350
Other non-current assets and liabilities	(10,797)	7,111	4,229	4,760	6,112
Net cash provided by (used in) operating activities	34,693	33,943	(2,925)	56,386	35,591
Cash flows from investing activities:
Acquisitions of DVD content library	(15,471)	(14,023)	(8,586)	(50,687)	(30,126)
Purchases of property and equipment	(10,828)	(8,088)	(10,808)	(31,034)	(18,933)
Other assets	(1,329)	1,087	1,857	3,808	6,323
Purchases of short-term investments	(116,116)	(146,050)	(67,779)	(497,789)	(430,549)
Proceeds from sale of short-term investments	81,185	33,979	52,172	196,392	272,680
Proceeds from maturities of short-term investments	48,890	5,410	2,695	58,720	23,685
Net cash used in investing activities	(13,669)	(127,685)	(30,449)	(320,590)	(176,920)
Cash flows from financing activities:
Proceeds from issuance of common stock	25,561	28,846	318	93,553	2,066
Proceeds from issuance of debt	—	—	—	500,000	—
Issuance costs	—	—	—	(9,414)	(759)
Redemption of debt	—	—	—	(219,362)	—
Excess tax benefits from stock-based compensation	20,492	20,368	111	52,475	4,173
Principal payments of lease financing obligations	(258)	(255)	(587)	(916)	(1,723)
Net cash provided by (used in) financing activities	45,795	48,959	(158)	416,336	3,757
Effect of exchange rate changes on cash and cash equivalents	1,559	(2,590)	1,579	(3,367)	(183)
Net increase (decrease) in cash and cash equivalents	68,378	(47,373)	(31,953)	148,765	(137,755)
Cash and cash equivalents, beginning of period	370,678	418,051	402,251	290,291	508,053
Cash and cash equivalents, end of period	$439,056	$370,678	$370,298	$439,056	$370,298

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$34,693	$33,943	$(2,925)	$56,386	$35,591
Acquisitions of DVD content library	(15,471)	(14,023)	(8,586)	(50,687)	(30,126)
Purchases of property and equipment	(10,828)	(8,088)	(10,808)	(31,034)	(18,933)
Other assets	(1,329)	1,087	1,857	3,808	6,323
Non-GAAP free cash flow	$7,065	$12,919	$(20,462)	$(21,527)	$(7,145)

11

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012 (1)	September 30, 2013	September 30, 2012 (1)
Domestic Streaming
Total members at end of period	31,092	29,807	25,101	31,092	25,101
Paid members at end of period	29,925	28,624	23,801	29,925	23,801

Revenues	$701,083	$671,089	$556,027	$2,010,821	$1,595,397
Cost of revenues	470,631	449,473	399,124	1,356,610	1,138,474
Marketing	63,971	70,302	61,197	205,066	201,334
Contribution profit	166,481	151,314	95,706	449,145	255,589

International Streaming
Total members at end of period	9,188	7,747	4,311	9,188	4,311
Paid members at end of period	8,084	7,014	3,689	8,084	3,689

Revenues	$183,051	$165,902	$77,744	$490,972	$186,142
Cost of revenues	207,989	182,885	124,379	555,898	324,332
Marketing	49,359	48,850	45,742	152,124	146,297
Contribution profit (loss)	(74,297)	(65,833)	(92,377)	(217,050)	(284,487)

Domestic DVD
Total members at end of period	7,148	7,508	8,606	7,148	8,606
Paid members at end of period	7,014	7,369	8,465	7,014	8,465

Revenues	$221,865	$232,381	$271,318	$697,539	$882,504
Cost of revenues	112,399	121,167	139,135	358,899	467,193
Marketing	2,779	2,608	1,509	9,854	4,709
Contribution profit	106,687	108,606	130,674	328,786	410,602

Consolidated

Revenues	$1,105,999	$1,069,372	$905,089	$3,199,332	$2,664,043
Cost of revenues	791,019	753,525	662,638	2,271,407	1,929,999
Marketing	116,109	121,760	108,448	367,044	352,340
Contribution profit	198,871	194,087	134,003	560,881	381,704
Other operating expenses	141,751	136,970	117,868	414,822	351,350
Operating income	57,120	57,117	16,135	146,059	30,354
Other income (expense)	(7,629)	(10,468)	(4,189)	(23,860)	(14,778)
Loss on extinguishment of debt	—	—	—	(25,129)	—
Provision for income taxes	17,669	17,178	4,271	33,088	6,321
Net income	$31,822	$29,471	$7,675	$63,982	$9,255

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

12